Exhibit 4.50
NOVATION AGREEMENT
Dated as of 15/11/2008 (the “Novation Date”) among
Indian Foils Limited, a public limited company incorporated under the Companies Act, 1956 and having its registered office at India Foils Limited, 1, Sagore Dutta Ghat Road, Kamarhati, Kolkata-700058 (the “Transferor”, which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns)
ICICI Bank Limited, a public company incorporated under the Companies Act, 1956 and a banking company within the meaning of the Banking Regulation Act, 1949 and having its registered office at Landmark, Race Course Circle, Vadodra 390007 and its corporate office at ICICI Bank Towers. Bandra Kurla Comple, Mumbai 400051 / and a Regional Office at 2B, Gorky Terrace, Calcutta 700017 (the “Lender” or “ICICI Bank” which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns); and
Sterlite Industries Limited, a public limited company incorporated under the Companies Act, 1956 and having its registered office at SIPCOT Industrial Complex, Madurai, By pass road, TV Pura, Tuticurin, Tamilnadu — 628002 (the “Transferee”, which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns

The Transferor, the Lender and the Transferee are hereinafter collectively referred to as the “Parties”.
Whereas:
1.	By a Corporate Rupee Loan Facility Agreement, (the “Facility Agreement” which term includes all amendments and modifications made thereto and the General Conditions as defined in the Facility Agreement) executed between the Transferor and the Lender on the 5th day of August 2005, the Lender has at the request of the Transferor, lent and advanced a Rupee Term Loan of Rs. 250.00 million (the “Facility”).

2.	The said Facility is inter alia secured by a Corporate Guarantee (the “Corporate Guarantee”) dated the 8th day of August 2005, issued by the Transferee in favour of the Lender.

3.	The said Facility is further secured by an Option Agreement dated the 8th day of August 2005 (the “Option Agreement”), on payment of a one time option fee of Rs. 2.30 million by ICICI Bank to the Transferee, whereby the Transferee has granted an option to the Lender, to require the Transferee to purchase from the Lender the receivables under the Facility Agreement on the terms and conditions more particularly described in the Option Agreement.

The Facility Agreement, the Corporate Guarantee and the Option Agreement are hereinafter collectively referred to as the Transaction Documents.

4.	Whereas a Put Option Event has occurred under clause 1.1 of the Option Agreement, also tantamounting to an Event of Default under the General Conditions to the Facility Agreement, by which it has become improbable for the Transferor to fulfill its obligations under the Facility Agreement.

5.	As on date a sum of Rs.250.0 million is due and payable by the transferor under the Facility Agreement.

At the request of the Transferor and the Transferee, the Lender has agreed to not exercise its rights under the Option Agreement for the time being, in lieu of the Transferee agreeing to refund the said outstanding of Rs. 250.0 million as per the Schedule given in the Facility Agreement and on the terms and conditions mentioned herein after:
NOW THEREFORE, the Parties hereto hereby agree as follows:
1.	The Transferee hereby undertakes to refund the said sum of Rs. 250.0 million as per the Schedule given in the Facility Agreement.

2.	On and from the date hereof the said outstanding sum of Rs. 250.0 million payable by the Transferee to the Lender will be treated as an unsecured loan by the Lender to the Transferee.

3.	All the Existing securities given by Transferor to the Lender in terms of the Facility Agreement hereby stands discharged and the Parties shall take necessary steps in this regards.

4.	The Lender shall issue a ‘No Due Certificate” at the time of execution of this Agrrement and release all the Title Deeds deposited by the Transferor, to the Transferor within 7 (seven) days from the date of This Agreement.

5.	The transferee agrees and undertakes that all the obligations and liabilities of the Transferor towards ICICI Bank with respect to the Facility as under the Facility Agreement hereby stand conveyed and reassigned in full to the Transferee.
6. Any capitalized term not otherwise defined herein shall have the meaning assigned to such terms in Transaction Documents as the context may permit.

IN WITNESS WHEREOF the Parties have executed this Novation Agreement on the respective dates specified below with effect from and including the Novation Date.

(ICICI Bank Ltd.)			India Foils Ltd
(Name of Lender)			(Name of Transferor)

By:	/s/ A. Senthil Raj		By:	/s/ Sandeep Agarwal
	Name:	A. Senthil Raj	Name:	Sandeep Agarwal
	Title:	Chief Manager	Title:	Director
	Date:	15/11/2008	Date:	15/11/2008

Sterlite Industries(I) Ltd.			By:	/s/ Manjol Agarwal
(Name of Transferee)			Name:	Manjol Agarwal
			Title:	Company Secretary and Head Finance
			Date:	15/11/08
By:	/s/ Sushil Gupta
	Name:	Sushil Gupta
	Title:	CFO
	Date:	15/11/2008